                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              CN Biosciences, Inc.
                              --------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   125946 10 3
                                   -----------
                                 (CUSIP Number)

                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 8 Pages

---------------------                                          -----------------
CUSIP No. 125946 10 3                   13G                    Page 2 of 8 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Investors, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP No. 125946 10 3                    13G                   Page 3 of 8 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP No. 125946 10 3                  13G                     Page 4 of 8 Pages
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).     Name of Issuer:
----------     ---------------
               CN Biosciences, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:
----------     ------------------------------------------------
               10394 Pacific Center Court
               San Diego, California 92121

Items 2(a)     Name of Person Filing; Address of Principal
----------     -------------------------------------------
and (b).       Business Office:
--------       ----------------
               This statement is filed by and on behalf of
               (a) Warburg, Pincus Investors, L.P., a
               Delaware limited partnership ("WPI"); (b)
               Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg,
               Pincus & Co., LLC, a New York limited
               liability company ("EMW LLC"), which manages
               WPI. WP, as the sole general partner of WPI, has a 20% interest in the profits of WPI.
               Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington
               Avenue, New York, New York 10017.

               WPI, WP and EMW LLC are collectively referred to herein as the "Reporting Persons".

Item 2(c).     Citizenship:
----------     ------------
               Not Applicable

Item 2(d).     Title of Class of Securities:
----------     -----------------------------
               Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e).     CUSIP Number:
----------     -------------
               125946 10 3

Item 3.        If this statement is filed pursuant to
-------        --------------------------------------
               ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c),
               -------------------------------------------
               check whether the person filing is a:
               -------------------------------------

               (a)[ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).
               (b)[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).




                                Page 5 of 8 Pages

               (c)[ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).
               (d)[ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).
               (e)[ ] An investment adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E).
               (f)[ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).
               (g)[ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).
               (h)[ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).
               (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3).
               (j)[ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

               Not Applicable

Item 4.        Ownership:
-------        ----------

               Warburg, Pincus Investors, L.P.
               -------------------------------
               (a) Amount beneficially owned: -0- shares of Common Stock, as of December 31, 1998.

               (b) Percent of Class: 0%

               (c) (i)   Sole power to vote or to direct the vote: -0-

                   (ii)  Shared power to vote or to direct the vote: -0-

                   (iii) Sole power to dispose or to direct the disposition
                         of: -0-

                   (iv) Shared power to dispose or direct the disposition of: -0-

               Warburg, Pincus & Co.
               ---------------------

               (a) Amount beneficially owned: -0- shares of Common Stock, as of December 31, 1998.

               (b) Percent of Class: 0%

               (c) (i)   Sole power to vote or to direct the vote: -0-

                   (ii)  Shared power to vote or to direct the vote: -0-



                                Page 6 of 8 Pages

                   (iii) Sole power to dispose or to direct the disposition
                         of: -0-

                   (iv) Shared power to dispose or to direct the disposition of: -0-

               E.M. Warburg, Pincus & Co., LLC
               -------------------------------

               (a) Amount beneficially owned: -0- shares of Common Stock, as of December 31, 1998.

               (b) Percent of Class: 0%

               (c) (i)   Sole power to vote or to direct the vote: -0-

                   (ii)  Shared power to vote or direct the vote: -0-

                   (iii) Sole power to dispose or to direct the disposition
                         of: -0-

                   (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.        Ownership of Five Percent or Less of a Class:
-------        ---------------------------------------------
               [X] As of December 23, 1998, the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
-------        ----------------------------------------------------------------
               Not Applicable

Item 7.        Identification and Classification of the
-------        ----------------------------------------
               Subsidiary Which Acquired the Security Being
               --------------------------------------------
               Reported on By the Parent Holding Company:
               ------------------------------------------
               Not Applicable

Item 8.        Identification and Classification of
-------        ------------------------------------
               Members of the Group:
               ---------------------
               Not Applicable

Item 9.        Notice of Dissolution of Group:
-------        -------------------------------
               Not Applicable

Item 10.       Certification:
--------       --------------
               Not Applicable



                                Page 7 of 8 Pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 1999


                                    WARBURG, PINCUS INVESTORS, L.P.

                                    By: Warburg, Pincus & Co., its General
                                        Partner


                                    By: /s/ Stephen Distler
                                       -----------------------------
                                            Stephen Distler, Partner



                                    WARBURG, PINCUS & CO.


                                    By: /s/ Stephen Distler
                                       -----------------------------
                                            Stephen Distler, Partner



                                    E.M. WARBURG, PINCUS & CO., LLC


                                    By: /s/ Stephen Distler
                                       -----------------------------
                                            Stephen Distler, Member





                                Page 8 of 8 Pages